Contacts:

Dave Moore, Chairman
Corinthian Colleges, Inc.
714.427.3000 Ext. 216

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson Inc.
310.279.5980 or 310.874.8447

Richard Mahony
Edelman
212.819.4807

CORINTHIAN COLLEGES NAMES JACK D. MASSIMINO AS CEO;

DAVID G. MOORE CONTINUES AS CHAIRMAN OF THE BOARD;
DENNIS BEAL RETIRES AS CHIEF FINANCIAL OFFICER

SANTA ANA, CA, November 18, 2004 – Corinthian Colleges, Inc. (NASDAQ:COCO) today announced the appointment of Jack D. Massimino as president and chief executive officer, succeeding David G. Moore, who continues as chairman of the board.

“I’m pleased that Jack has agreed to take the helm of our company at this important stage of its development,” Moore said. “As part of our comprehensive management succession plan, we began the search for a new chief executive officer several months ago. This process included the retention of a nationally recognized executive search firm and meetings with numerous candidates. After an exhaustive search, the board identified Jack as the best person to lead Corinthian into its exciting future. Jack has provided essential guidance to Corinthian as a director for nearly six years and has extensive knowledge of its operations. He also has wide-ranging experience leading large public companies, which is extremely important given Corinthian’s growth. In just nine years, Corinthian has grown from 16 schools and $31.5 million in revenue to 148 colleges and training centers and $804.3 million in revenue as of June 30, 2004 fiscal year end. Our shareholders, employees and students will all benefit from his proven executive experience in leading successful high-growth companies.”

In David Moore’s continuing role as chairman of the board, he will provide leadership to the board, work with the company’s external constituencies, assist with strategic guidance, and evaluate potential acquisitions. Massimino stated, “Dave has a wealth of experience in the industry. We are fortunate that he will continue to provide us with his insights as we take Corinthian to a new and exciting chapter in its growth and development.”

The company also announced that Dennis N. Beal has retired as chief financial officer. Bob Owen, the company’s controller, will serve as interim CFO while a search is conducted for a permanent successor. Beal, who has been with Corinthian Colleges as chief financial officer since May 2000, will continue to serve as an advisor to the company. David Moore said: “I want to express my gratitude to Dennis for all his effort in helping to build Corinthian. The company’s success today owes much to his energy and leadership.”

Commenting on his appointment, Massimino said: “I’m honored to be given the opportunity to build on the tremendous success that Corinthian has achieved. It’s been a privilege working with this organization as a member of the Corinthian board, and I now look forward to leading the management team on a daily basis. Dave Moore and his team have built a stellar organization over the past nine years, grounded in sound management principles and driven by a remarkable vision for the importance of career education for our work force. I believe my experience from the managed healthcare industry, with its similarities in terms of government regulation and oversight and as a critical component to society and the economy, will help me lead Corinthian to continued growth and prosperity for the benefit of our students as well as our stockholders.”

Massimino, 55, has been a member of Corinthian’s board of directors since the completion of the company’s initial public offering in February 1999, and has served as the chair of the audit committee and a member of the compensation committee of the board. He will remain a member of the board, but will no longer serve on the audit or compensation committees. From 1995 until its acquisition in 1997, Massimino served as president and chief executive officer of Talbert Medical Management Corporation, a publicly traded physician practice management company. Prior to his association with Talbert in 1995, Massimino was executive vice president and chief operations officer of FHP International Corporation, a multi-state, publicly traded HMO that he joined in 1988. Previously, he held other executive positions in the healthcare industry starting in the mid-1970s. Massimino received a Bachelor of Arts in Psychology from California Western University and earned a Master’s Degree in Management from the American Graduate School for International Management. He has served on several boards, including Talbert Medical Management Corporation, FHP, Inc., Texas Health Plans, Great States Insurance Company, Art Institute of Southern California, Thunderbird World Business Advisory Council and the Orange County Business Committee for the Arts.

Moore, 66, chairman of the board since 2001, is one of the founders of Corinthian and has served as chief executive officer as well as a member of the board of directors since the company’s inception in July 1995.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 91 colleges in 23 states in the U.S., and 45 colleges (including 10 campuses scheduled to close in fiscal 2005) and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements, including the quotes from David Moore and Jack Massimino, to be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s expectations for continued growth and success. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including the company’s ability to successfully transition to new executive leadership; general changes in the economic climate in the U.S.; potential difficulties in opening the new branch campuses; possible failure or inability to attain regulatory consents for branch campuses; potential increased competition; possible changes in student perception; changes in demand for curricula offered by the company; potential higher average costs to offer new curricula; the effectiveness of the company’s advertising and promotional efforts; the effectiveness of the company’s regulatory compliance efforts; and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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